Exhibit 4.6
GUARANTY AGREEMENT
DEFINED TERMS

Execution Date:As of September 15, 2015
Loan: A first mortgage loan in the aggregate amount of One Billion and No/100 Dollars ($1,000,000,000.00) from lender to Borrower
Guarantor & Address:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership c/o The Taubman Company LLC 200 East Long Lake Road, Ste. 300 Bloomfield Hills, Michigan 48304 Attention:Treasurer
Borrower & Address:
Short Hills Associates, L.L.C.,
a Delaware limited liability company
(successor by merger to Short Hills Associates,
a New Jersey general partnership)
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304
Attention:Treasurer

Lender & Address:	Metropolitan Life Insurance Company, a New York corporation 10 Park Avenue PO Box 1902 Morristown, New Jersey 07962 Attention:Senior Managing Director, Real Estate Investments
and:	Real Estate Investments - Law Department Metropolitan Life Insurance Company 10 Park Avenue Morristown, New Jersey 07962 Attention:Associate General Counsel, Real Estate Investments
and:	New York Life Insurance Company c/o New York Life Real Estate Investors 51 Madison Avenue New York, NY 10010-1603 Attention: Senior Director - Loan Administration Division Loan No. 374-0657

and:	New York Life Insurance Company Office of the General Counsel 51 Madison Avenue, New York, NY 10010-1603 Attention: Managing Director - Real Estate Section
Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 Attention: Vice President - Portfolio Management Loan No.: 215210101
and:	email: REDocumentManagement@pacificlife.com
Note: Collectively, Note A-1, Note A-2 and Note A-3.
Note A-1:  Promissory Note in the principal sum of $333,333,334.00 dated the Execution Date made by Borrower to Metropolitan Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-2:  Promissory Note A-2 in the principal sum of $333,333,333.00 dated the Execution Date made by Borrower to New York Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-3:  Promissory Note A-3 in the principal sum of $333,333,333.00 dated the Execution Date made by Borrower to Pacific Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Guaranty: This Guaranty Agreement, together with all renewals, amendments, modifications and restatements thereof.

THIS GUARANTY AGREEMENT is entered into by Guarantor as of the Execution Date in favor of Lender. Capitalized terms which are not defined in this Agreement shall have the respective meanings set forth in the Loan Application.
R E C I T A L S
A.    Lender has loaned or will loan to Borrower the Loan evidenced by the Note. Payment of the Note is secured by the Mortgage which encumbers Borrower’s interest in the real property described in Exhibit A to the Mortgage (the “Land”) and Borrower’s interest in certain other property more particularly described in the Mortgage and referred to in this Agreement as the “Property”; and
B.    Lender was willing to make the Loan to Borrower only if Guarantor agreed to guaranty payment of the Guaranteed Obligations (defined below) to Lender in the manner hereinafter provided.
NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby irrevocably and unconditionally guarantees to Lender the full and prompt payment and performance of the Guaranteed Obligations (as defined below), this Guaranty Agreement being upon the following terms:
1.The term “Indebtedness” as used herein shall mean all obligations, indebtedness and liabilities of Borrower to Lender evidenced by the Note and the other Loan Documents.

2.The term “Guaranteed Obligations” as used herein means:

(a)The prompt and complete payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code) of all or any portion of the Indebtedness, in either case, as to which Borrower has recourse or personal liability pursuant to Section 9.01 of the Mortgage (collectively, the “Performance Sums”); plus

(b)The prompt payment of interest at the Default Rate (as defined in the Note) which accrues on the Performance Sums from the date of written demand for payment under the Note and this Guaranty Agreement from Lender to Borrower and Guarantor until the Performance Sums are paid in full; plus

(c)The prompt payment upon demand of all costs and expenses of Lender in connection with any collection or other realization of the Performance Sums under, this Guaranty Agreement, including reasonable attorney fees.

3.This instrument is an absolute, continuing, irrevocable, and unconditional guaranty of payment, and not a guaranty of collection, and Guarantor shall, notwithstanding anything contained herein to the contrary, remain liable on its obligations hereunder until the indefeasible payment in full of the Guaranteed Obligations at which time, this Guaranty Agreement shall automatically terminate. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which Borrower may have against Lender or any other party, or which Guarantor may have against Borrower, Lender, or any other party, shall be available to, or shall be asserted by, Guarantor against Lender or any subsequent beneficiary of this Guaranty Agreement or any portion of the Indebtedness until the Note has been paid in full.

4.If Guarantor becomes liable for any indebtedness owing by Borrower to Lender by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of Lender hereunder shall be in addition to any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.In the event of default by Borrower in payment of the Guaranteed Obligations, or any part thereof, when such Guaranteed Obligations are due to be paid by Borrower, Guarantor shall promptly pay the Guaranteed Obligations then due in full without notice or demand, and it shall not be necessary for Lender, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against Borrower or others, or to enforce any rights against any collateral which shall ever have been given to secure such Indebtedness. Without limiting any other provisions of this Guaranty Agreement, Guarantor acknowledges and agrees that, to the extent Lender realizes any proceeds under any documents which secure the Indebtedness (including, without limitation, voluntary payments, insurance or condemnation proceeds or proceeds from the sale at foreclosure of any collateral securing the Indebtedness), such proceeds shall, to the extent permitted by law, not be applied to or credited against the Guaranteed Obligations. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS GUARANTY AGREEMENT, GUARANTOR HEREBY IRREVOCABLY AGREES THAT, UNTIL PAYMENT IN FULL TO LENDER OF THE INDEBTEDNESS AND THE GUARANTEED OBLIGATIONS, GUARANTOR SHALL HAVE NO RIGHT TO RECOVER FROM BORROWER ANY CLAIMS GUARANTOR HAS OR MIGHT HAVE AGAINST BORROWER (AS SUCH TERM “CLAIM” IS DEFINED IN THE UNITED STATES BANKRUPTCY CODE 11 U.S.C. § 101(5) AS AMENDED FROM TIME TO TIME) IN CONNECTION WITH PAYMENTS MADE BY OR ON BEHALF OF GUARANTOR TO LENDER UNDER THIS GUARANTY AGREEMENT INCLUDING, WITHOUT LIMITATION, ALL RIGHTS GUARANTOR MAY NOW OR HEREAFTER HAVE UNDER ANY AGREEMENT OR AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, ANY LAW SUBROGATING GUARANTOR TO THE RIGHTS OF LENDER) TO ASSERT ANY CLAIM AGAINST OR SEEK CONTRIBUTION, INDEMNIFICATION OR ANY OTHER FORM OF REIMBURSEMENT FROM BORROWER OR ANY OTHER PARTY LIABLE FOR PAYMENT OF ANY OR ALL OF THE INDEBTEDNESS.

6.If acceleration of the time for payment by Borrower of all or any portion of the Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Borrower, the Guaranteed Obligations shall nonetheless be payable by Guarantor hereunder forthwith on demand by Lender.

7.Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following events, whether or not with notice to or the consent of Guarantor: (a) the taking or accepting of collateral as security for any or all of the Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Indebtedness; (b) the full or partial release of Borrower or any other guarantor from liability for any or all of the Indebtedness or the Guaranteed Obligations; (c) the dissolution, insolvency, or bankruptcy of Borrower, Guarantor, or any other party at any time liable for the payment of any or all of the Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Obligations; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Lender to Borrower or any other party ever liable for any or all of the

Indebtedness; (f) any neglect, delay, omission, failure, or refusal of Lender to take or prosecute any action for the collection of any of the Guaranteed Obligations from Borrower or Guarantor or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Indebtedness or any or all of the Guaranteed Obligations; (g) the unenforceability or invalidity of any or all of the Indebtedness or the Guaranteed Obligations or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Indebtedness or the Guaranteed Obligations; (h) any payment by Borrower or any other party to Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Lender is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Indebtedness or the Guaranteed Obligations; (j) the non-perfection of any security interest or lien securing any or all of the Indebtedness; (k) any impairment of any collateral securing any or all of the Indebtedness; (1) the failure of Lender to sell any collateral securing any or all of the Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of Borrower; (n) the application against the Indebtedness of the proceeds realized by Lender under any documents which secure the Indebtedness (including, without limitation, voluntary payments, insurance or condemnation proceeds or proceeds from the sale at foreclosure of any collateral securing the Indebtedness), except as provided in Section 5 of this Guaranty Agreement; or (o) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or Guarantor, or any other party liable for any or all of the Indebtedness or the Guaranteed Obligations.

8.Guarantor represents and warrants as of the date hereof to Lender as follows:

(a)Guarantor has the power and authority and legal right to execute, deliver, and perform its obligations under this Guaranty Agreement and this Guaranty Agreement constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.

(b)The execution, delivery, and performance by Guarantor of this Guaranty Agreement do not and will not violate or conflict with any law, rule, or regulation or any order, writ, injunction, or decree of any court, governmental authority or agency, or arbitrator and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any lien upon any assets of Guarantor pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement to which Guarantor or its properties are bound.

(c)No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is necessary for the execution, delivery, or performance by Guarantor of this Guaranty Agreement or the validity or enforceability thereof.

(d)The value of the consideration received and to be received by Guarantor as a result of Lender making extensions of credit to Borrower and Guarantor executing and delivering this Guaranty Agreement is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation and such extensions of credit have benefitted and may reasonably be expected to benefit Guarantor directly and indirectly.

(e)Guarantor has, independently and without reliance upon Lender and based upon such documents and information as Guarantor has deemed appropriate, made its own analysis and decision to enter into this Guaranty Agreement.

9.Guarantor covenants and agrees that, as long as the Indebtedness or the Guaranteed Obligations or any part thereof is outstanding:

(a)Guarantor will furnish to Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2015, those financial statements, certifications and opinions required of, or with respect to, Guarantor pursuant to Section 4.01(c) of the Mortgage.

(b)Guarantor will furnish promptly to Lender written notice of the occurrence of any default under this Guaranty Agreement.

(c)Guarantor will furnish promptly to Lender such additional information concerning Guarantor as Lender may reasonably request.

(d)Guarantor will obtain at any time and from time to time all authorizations, licenses, consents or approvals as shall now or hereafter be necessary or desirable under all applicable laws or regulations or otherwise in connection with the execution, delivery and performance of this Guaranty Agreement and will promptly furnish copies thereof to Lender.

(e)Except for transfers permitted under the Mortgage, the Note or any other Loan Documents, Guarantor will at all times own directly or indirectly and free and clear of all liens and encumbrances whatsoever at least the same percentage interest in Borrower, if any, as Guarantor owns directly or indirectly on the date hereof.

(f)Guarantor shall at all times maintain a Net Worth (as hereinafter defined) of not less than Five Hundred Million and No/100 Dollars ($500,000,000.00) (the “Net Worth Amount”).

“Net Worth” as used in subparagraph (f) of this Section 9, shall mean the excess of: (1) the sum of (i) the value of all operating shopping centers which are wholly owned by Guarantor and Guarantor’s percentage interest of the value of all operating shopping centers which are partially owned by Guarantor, calculated by capitalizing annual net operating income at an annual rate equal to seven and one-half percent (7.5%), (ii) the cost basis of all shopping centers of Guarantor under development, and (iii) cash or cash equivalents over (2) the sum of (x) all outstanding indebtedness of shopping centers which are wholly owned by Guarantor, (y) Guarantor’s share of outstanding indebtedness of shopping centers which are partially owned by Guarantor, and (z) any direct indebtedness of Guarantor.
Notwithstanding the foregoing, if Guarantor’s Net Worth as determined above shall fall below the Net Worth Amount it shall not be a default hereunder or under any of the other Loan Documents if Guarantor’s Net Worth exceeds such Net Worth Amount when determined by either of the following methods:
1.Calculate Guarantor’s net worth by multiplying (A) the average closing price for a share of the common stock of Taubman Centers, Inc. on the New York Stock Exchange for the ten (10) days prior to the date of calculation and (B) the number of outstanding shares of common stock of Taubman Centers, Inc. on the date of calculation and then dividing by (C) the percentage of partnership units of Guarantor owned by Taubman Centers, Inc. on the date of the calculation; or

2.Determine the Net Worth of the Guarantor according to the definition of Net Worth above, except that the value of all operating centers shall be determined by appraisals conducted by an appraiser reasonably satisfactory to Lender.

10.(a) During the continuance of an Event of Default (as defined in the Mortgage), Guarantor hereby agrees that the Subordinated Indebtedness (as hereinafter defined) shall be subordinate and junior in right of payment to the prior payment in full of all Indebtedness, and Guarantor hereby assigns the Subordinated Indebtedness to Lender as security for the payment of the Guaranteed Obligations. If any sums shall be paid to Guarantor during the continuance of an Event of Default by Borrower or any other person or entity on account of the Subordinated Indebtedness, such sums shall be held in trust by Guarantor for the benefit of Lender and shall forthwith be paid to Lender without affecting the liability of Guarantor under this Guaranty Agreement and may be applied by Lender against the Indebtedness or the Guaranteed Obligations in such order and manner as Lender may determine in its sole discretion. Upon the request of Lender, Guarantor shall execute, deliver, and endorse to Lender such documents and instruments as Lender may reasonably request to perfect, preserve, and enforce its rights hereunder. For purposes of this Guaranty Agreement, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of Borrower to Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.

(b)Guarantor agrees that any and all liens, security interests, judgment liens, charges, or other encumbrances upon Borrower’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all liens, security interests, judgment liens, charges, or other encumbrances upon Borrower’s assets securing payment of the Indebtedness or any part thereof, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attached. Without the prior written consent of Lender until the Indebtedness has been paid in full, Guarantor shall not (i) file suit against Borrower or exercise or enforce any other creditor’s right it may have against Borrower, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, security interests, collateral rights, judgments or other encumbrances held by Guarantor on any assets of Borrower.

(c)In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving Borrower as debtor, Lender shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness. Lender may apply any such dividends, distributions, and payments against the Guaranteed Obligations in such order and manner as Lender may determine in its sole discretion. Guarantor hereby appoints Lender as Guarantor’s attorney-in-fact, which appointment is coupled with an interest and is irrevocable and with full power of substitution, to enable Lender to act in the place of Guarantor with respect to (i) any claim under the Subordinated Indebtedness or (ii) the receipt of any such dividends, distributions and payments.

(d)Guarantor agrees that all promissory notes or accounts receivable evidencing the Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.

11.No waiver of any provision of this Guaranty Agreement nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Lender. No amendment of any provision of this Guaranty Agreement shall be effective unless the same is in writing and signed by both Guarantor and Lender. No failure on the part of Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12.Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by Borrower or others (including, without limitation, Guarantor), with respect to any of the Indebtedness shall, if the statute of limitations in favor of Guarantor against Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

13.This Guaranty Agreement is for the benefit of Lender and its successors and assigns, and in the event of an assignment of the Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the portion of the Indebtedness so assigned, may be transferred with such Indebtedness. This Guaranty Agreement is binding not only on Guarantor, but on Guarantor’s successors and assigns.

14.Guarantor recognizes that Lender is relying upon this Guaranty Agreement and the undertakings of Guarantor hereunder in making extensions of credit to Borrower and further recognizes that the execution and delivery of this Guaranty Agreement is a material inducement to Lender in making extensions of credit to Borrower. Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement.

15.This Guaranty Agreement is executed and delivered as an incident to a lending transaction with respect to real property located in Essex County, State of New Jersey, and shall be governed by, and construed and entered in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles. Any action or proceeding against Guarantor under or in connection with this Guaranty Agreement may be brought in any state or federal court. Guarantor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Guarantor agrees that service of process and/or notice upon it may be made by certified or registered mail, return receipt requested, at its address specified on the first page hereof. Nothing herein shall affect the right of Lender to serve process in any other matter permitted by law or shall limit the right of Lender to bring any action or proceeding against Guarantor or with respect to any of Guarantor’s property in courts in other jurisdictions.

16.Guarantor hereby waives promptness, diligence, notice of any default under the Indebtedness or of Borrower’s failure to pay or perform the Guaranteed Obligations, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by Borrower of additional indebtedness, and all other notices and demands with respect to the Indebtedness and this Guaranty Agreement, except for notices expressly required to be delivered to Guarantor under this Guaranty Agreement or the Mortgage.

17.Guarantor hereby represents and warrants to Lender that Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition and assets of Borrower and that Guarantor is not relying upon Lender to provide (and Lender shall have no duty to provide) any such information to Guarantor either now or in the future.

18.In case any one or more of the provisions contained in this Guaranty Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.THIS GUARANTY AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT OF PAYMENT AND PERFORMANCE OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY AGREEMENT IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY AGREEMENT, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER.

20.Notwithstanding anything to the contrary contained herein, in no event shall any owner of a direct or indirect interest in Guarantor have any personal liability hereunder.

21.Notwithstanding anything to the contrary herein, or in the Note, any of the other Loan Documents, this Guaranty or the Unsecured Indemnity Agreement, and regardless of the number of Investors (as defined in the Mortgage) that may hold a portion of the Loan, (a) Guarantor shall only be required to remit payments under this Guaranty to the Servicer, (b) Guarantor shall only be required to submit requests for consents or approvals to the Servicer (it being understood that the Servicer may require the consent or approval of other Persons pursuant to intercreditor or other arrangements), and (c) no one Investor shall exercise any of its rights and/or remedies (if any) pursuant to the Loan Documents, this Guaranty, or the Unsecured Indemnity Agreement independently from all other Investors; provided, however, with respect to the Unsecured Indemnity Agreement, in the event less than all of the Investors have a right to seek indemnification from Indemnitors, no one Investor shall exercise such right to indemnification independently from all the Investors that also have such right to indemnification.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty Agreement as of the Execution Date.
THE TAUBMAN GROUP REALTY LIMITED PARTNERSHIP, a Delaware limited partnership
By: /s/ Simon J. Leopold
Name: Simon J. Leopold
Title: Authorized Signatory